Exhibit 4(f)

SEARS, ROEBUCK AND CO.
Servicer

SRFG, INC.
Seller

and

THE FIRST NATIONAL BANK OF CHICAGO
Trustee

on behalf of the Certificateholders

_______________

AMENDMENT NO. 1 TO THE
SERIES 1995-5 SUPPLEMENT
Dated as of December 12, 1995,

to the

POOLING AND SERVICING AGREEMENT
Dated as of July 31, 1994, as amended


__________________________________________________


$588,240,000

SEARS CREDIT ACCOUNT MASTER TRUST II

MASTER TRUST CERTIFICATES, SERIES 1995-5


RECITALS

WHEREAS, the parties hereto entered into that certain SERIES 1995-5 SUPPLEMENT, dated as of December 12, 1995, (the "Series Supplement"), by and among SRFG, Inc. (formerly Sears Receivables Financing Group, Inc.), a Delaware corporation ("SRFG") as Seller, SEARS, ROEBUCK AND CO., a New
York corporation ("Sears") as Servicer, and THE FIRST NATIONAL BANK OF CHICAGO, a national banking association, organized and existing under the laws of the United States (the "Trustee");

WHEREAS, the parties hereto entered into that certain POOLING AND SERVICING AGREEMENT, dated as of July 31, 1994, as amended (the "Pooling and Servicing Agreement"), by and among Sears, as Servicer, SRFG, as Seller, and the Trustee, as Trustee; and WHEREAS, the parties desire to effect certain amendments to the Series Supplement pursuant to Section 13.01 of the Pooling and Servicing Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, each party agrees as follows for the benefit of the other parties and for the benefit of the Investor Certificateholders:

I.  Definitions.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Series Supplement or the Pooling and Servicing Agreement, as applicable.

II.  Amendments to Series Supplement Term Sheet.

A.    The Series Initial Investor Interest shall be amended to read as follows:

      $588,250,000

B. The Class Initial Investor Interest of each Class of Investor Certificates shall be amended to read as follows:

Class A - $500,000,000
Class B - $22,730,000
Class C - $65,520,000

C. The Class C Controlled Amortization Amount shall be amended to read as follows:

Unless a Rapid Amortization Event shall have occurred, $17,647,500.

III.  Amendment to Exhibit A-3 (Form of Class C Certificate).

A. The second sentence of the fourth paragraph on page A-3-3 (the Form of the Reverse of the Class C Certificates [For an Amortizing Structure]) shall be amended to read as follows:

The Class Initial Investor Interest of the Class C Certificates is $65,520,000.

IV.   Miscellaneous

A. Counterparts. This Amendment may be executed in any number of counter-parts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

B. Governing Law. This Amendment shall be construed in accordance with the internal laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, SRFG, Sears and the Trustee have caused this Amendment to be duly executed by their respective officers as of this 6th day of May, 1998.

SRFG, INC.,
as Seller


By:
      Name: George F. Slook
      Title:      President and Chief Executive                   Officer


SEARS, ROEBUCK AND CO.,
as Servicer


By:
      Name:
      Title:


THE FIRST NATIONAL BANK OF CHICAGO,
as Trustee


By:
      Name:
      Title:




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